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                                                                EXHIBIT 10.57

                                    [LOGO]
                               NATIONAL CANADA
                                FINANCE CORP.
                     A National Bank of Canada Subsidiary

                           5200 Town Center Circle
                                  Suite 306
                             Boca Raton, FL 33486

                       407-367-1700 - FAX 407-367-1705


July 19, 1996

Mr. Gary O. Marino, CEO
RailAmerica, Inc.
307 Yamato Road
Suite 1190
Boca Raton, Florida 33431

RE: RailAmerica Proposal Letter

Dear Gary:

Based on the information provided to us, and our discussions to date, National Bank of Canada ("NBC") is pleased to provide you with the following proposal. This proposal is not intended, nor should be construed, to be a commitment to lend and is subject to further analysis by NBC, as well as the terms and conditions including, but not limited to those contained herein.

BORROWERS:              RailAmerica, Inc. and Various Named Subsidiaries


CREDIT FACILITY:        A)  $15,000,000  Revolving Line of Credit
                        B)  $10,000,000  Acquisition Revolving Line of Credit
                            -----------
                            $25,000,000  Total

SUBLIMITS:              A)  Up to $10,000,000 Available for Acquisitions of
                            Transportation Related Businesses.
                        A)  Standby or Trade Letters of Credit: $250,000

ADVANCED PARAMETER:     Availability will be tied to a monthly asset ratio
                        test which is calculated as follows: Eligible Accounts
                        Receivable less than 90 days from invoice date PLUS
                        Eligible Inventory PLUS Eligible Appraised Fair Market
                        Value of Real Estate PLUS Eligible Appraised Forced
                        Liquidation Value of Machinery & Equipment. This sum is
                        DIVIDED by the total loan balance outstanding under Facility A and B and must at all times exceed 1.4:1.

TERM:                   3 years from closing

PURPOSE: To refinance 1995 Credit Agreement and provide for the financing of future acquisitions of transportation related businesses. NOTE: Each acquisition advance under Facilities A & B requires NBC's written consent, which after receipt of all required information, shall not be unreasonably withheld.

RATE:                   A)  Prime plus .50% OR LIBOR (1,3 or 6 month) plus 2.5%
                        B)  Prime plus .50%


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FEE:                    B)  Three quarter (.75%) percent of $75,000.
                        Payable as follows: 1/2 at closing and 1/2 six months after closing date.

ADMINISTRATIVE FEE:     $2,500 will be charged with each new
                        acquisition advance.

UNUSED LINE FEE:        A&B)  One quarter of one percent (.25%) per
                        annum on unused credit facilities calculated and payable quarterly.

LETTER OF CREDIT FEES:  Standby: 1.25% per annum; Trade Letters of
                        Credit: Standard and Customary

AUDIT FEES:             $400.00 a day plus expenses (audits conducted
                        semi-annually and capped at $9,000 annually).

PREPAYMENT:             .50% of total committed facilities in year 1;
                        .25% in year 2; and .10% in year 3.

SECURITY:               First priority lien and security interests in
                        certain existing assets, all future and assets acquired under Facility A & B, and all non-financed future assets fo RailAmerica, Inc. and all named subsidiaries, but not limited to accounts receivable, inventory, contract rights, real estate, machinery and equipment, patents, trademarks, licenses and other general intangibles, instruments, documents and all proceeds and products thereof.

FINANCIAL COVENANTS:    Financial Covenants will remain as defined in
                        Section 8.16 (letter g through m) of the Loan Agreement dated September 29, 1995 unless otherwise redefined below:
                        Tangible Net Worth: Borrower(s) shall maintain a tangible net worth (which is defined as net worth plus subordinated debt less goodwill and other intangibles) of not less than the sum of $10,000,000 plus (i) 100% of the consolidated net income for each quarterly period subsequent to the quarter ended March
                        31, 1996 plus (ii) the aggregate net proceeds of any subordinated debt or equity offerings.
                        Debt Ratio: Borrower(s) shall maintain a debt ratio (which is defined as total liabilities less subordinated debt divided by tangible net worth) of not less than 2.85 to 1 from the quarter ended March 31, 1996 through and including December 30, 1996; of not less than 2.0:1 from fiscal year end December 31, 1996 and all times thereafter.

REPORTING REQUIREMENTS: Reporting requirements will remain as defined in Section 8.16 of the Loan Agreement dated September 29, 1995.

CONDITIONS PRECEDENT
TO FUNDING UNDER
FACILITY B:             - Either a) equity offering or subordinated
                          debt issuance (strong letter of intent may be acceptable) of a minimum of $10,000,000 or b) tangible net worth exceeds $20,000.000.

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                        - Acquisition advances under Facilities A & B
                          require NBC's written consent, which after receipt of all required information, shall not be unreasonably withheld. Additionally, all assets acquired under Facilities A & B will pledged to NBC.

                        - No material adverse change in the business or
                          financial condition of RailAmerica, Inc. and Subsidiaries, and no covenants defaults exist at time of funding.

                        - Final credit approval.

EXPENSES:               RailAmerica shall pay all legal, audit, filing
                        fees and other customary charges for a transaction of this nature.

If the foregoing is satisfactory and compatible with RailAmerica's financing requirements, please issue a good faith deposit to NBC in the amount of $10,000.00 concurrently with acceptance of this letter. This deposit will be:

           A) Returned to RailAmerica less expenses if NBC does not approve this proposed transaction with 30 days from acceptance of this proposal letter.

           B) Retained by NBC and credited, less expenses, against RailAmerica's closing costs, if this proposed transaction is consummated.

           C) Retained by NBC if the proposed transaction is approved within a 30 day period from the date of acceptance of this proposal letter from RailAmerica, and RailAmerica elects not to consummate the transaction with NBC.

This discussion letter supersedes any previous discussions or proposal letter(s) and will expire on July 26, 1996, unless accepted by RailAmerica as provided below or extended in writing by NBC. Please understand that this is a proposal only and is not a commitment, and is subject to formal approval by NBC Management.

NBC appreciates the opportunity you have given us to restructure RailAmerica's financing requirements.

Sincerely,

/s/ Michael S. Bloomenfeld
--------------------------
Michael S. Bloomenfeld
Vice President & Manger


Accepted by RailAmerica, Inc. this 22nd day of July, 1996.

By:  /s/ Gary O. Marino
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As Its:  CEO
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